UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SD

Specialized Disclosure Report

INSULET CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation or organization)

001-33462	04-3523891
(Commission File Number)	(IRS Employer Identification No.)

600 Technology Park Drive, Suite 200 Billerica, Massachusetts	01821
(Address of Principal Executive Offices)	(Zip Code)

David Colleran

Senior Vice President, Secretary and General Counsel

(978) 600-7000

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2017.

Item 1.01	Conflict Minerals Disclosure and Report

This Form SD of Insulet Corporation (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1 to December 31, 2017.

A copy of the Company’s Conflict Minerals Report is filed as Exhibit 1.01 to this Form SD and is publicly available at: http://investors.insulet.com/static-files/4564a903-5b28-4c0c-b97b-32d036b00d03.

Item 1.02	Exhibit

A Conflict Minerals Report required by Item 1.01 covering the period January 1 to December 31, 2017 has been filed as Exhibit 1.01 to this Form SD.

Item 2.01	Exhibits

The following exhibit is filed as part of this Report.

Exhibit No.	Description of Exhibit

1.01	Conflict Minerals Report of Insulet Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

INSULET CORPORATION

Date: May 31, 2018	By:	/s/ Michael L. Levitz
Michael L. Levitz
Senior Vice President, Chief Financial Officer and Treasurer